Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated October 25, 2021, with respect to the combined financial statements of Larry H. Miller Automotive Real Estate Properties, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah

October 29, 2021